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                                                                   EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                           CONTACT:
                                           CATHERINE M. BIFFIGNANI
                                           VICE PRESIDENT, INVESTOR RELATIONS
                                           314-645-6600

                                           [KV PHARMACEUTICAL logo]

FOR IMMEDIATE RELEASE

              KV SIGNS LICENSING AGREEMENT FOR THE MARKETING OF
               CLINDESSE(TM) IN 18 EASTERN EUROPEAN COUNTRIES

               AGREEMENT AUGMENTS EXISTING PARTNERSHIP FOR THE
                  INTERNATIONAL MARKETING OF GYNAZOLE-1(R)

St. Louis, MO - December 1, 2005 - KV Pharmaceutical Company (NYSE: KVa/KVb) announced today that it has concluded a long-term licensing agreement with Gedeon Richter to market in 18 Eastern European countries KV's Clindesse(TM) (clindamycin phosphate) vaginal cream 2% a single-dose prescription treatment for bacterial vaginosis.

The agreement marks the growing relationship between KV and Gedeon Richter, which includes an international license to market KV's one-dose prescription cream treatment for vaginal yeast infection, Gynazole-1(R) (butoconazole nitrate) vaginal cream 2%.

Gedeon Richter is one of the leading pharmaceutical companies in Central/Eastern Europe as well as in the republics of the former Soviet Union.

This agreement grants Gedeon Richter the rights to market Clindesse(TM) in 18 Eastern European countries. Under the terms of the license, KV will receive upfront and milestone payments, as well as revenues on the sales of the product. Clindesse(TM), which utilizes KV's proprietary drug delivery system Site Release(R), was launched in January 2005 in the U.S. by Ther-Rx Corporation, KV's branded marketing subsidiary.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV Pharmaceutical stated, "We have an excellent and growing relationship with Gedeon Richter and look forward to working together on future projects as well. This new agreement also marks the introduction of Clindesse(TM) into Eastern Europe, a territory which we have just recently entered with the launch of Gynazole-1(R). Clindesse(TM) has already captured approximately 18% of the U.S. intra-vaginal cream marketplace in the bacterial vaginosis


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category according to IMS America data - an outstanding accomplishment in just 10 months since its launch."

Mr. Hermelin continued, "Through the first two quarters of fiscal year 2006, Ther-Rx's anti-infective franchise has shown strong performance. Clindesse(TM) has become the fastest growing branded intra-vaginal prescription product to treat bacterial vaginosis in the United States. Separately, Gynazole-1(R) currently maintains a 30% share of the intra-vaginal prescription cream treatment which has resulted in almost one of every three prescriptions filled for an intra-vaginal cream product for the treatment of vulvovaginal candidiasis (VVC, commonly referred to as yeast infections) being filled with Gynazole-1(R)."

Erik Bogsch, CEO of Gedeon Richter stated "The agreement with KV perfectly fits Richter's strategy to strengthen our women's healthcare portfolio especially in the Central-Eastern European and CIS countries. Richter has a well established corporate image and a strong market position in this region. Clindesse(TM) will contribute to our efforts to offer complex therapies in the women's healthcare niche."

Vaginal infections are among the most common ailments for women. Approximately 10 million doctor visits per year are due to vaginitis in the US. Many current therapies in this treatment area require multiple days of dosing, or have common side effects. These deficiencies could potentially lead to decreased compliance or efficacy. Leveraging KV's proprietary Site Release(R), Clindesse(TM) and Gynazole-1(R) were both designed to remain at the site of infection providing minimum leakage, minimum systemic absorption and any time administration.

Clindesse(TM) is the only approved bacterial vaginosis (BV) treatment with convenient one-time dosing. Other BV treatments require a course of 3 to 10 doses. Clindesse(TM) is packaged in an easy-to-use, pre-filled applicator. This combination, one-dose therapy in a pre-filled applicator provides outstanding convenience and can help facilitate compliance with therapy. Additionally, side effects with Clindesse(TM) were found similar to placebo.

Additional Safety Information about Gynazole-1(R) and Clindesse(TM):

GYNAZOLE-1(R) (BUTOCONAZOLE NITRATE) VAGINAL CREAM 2%

Gynazole-1(R) is indicated for the local treatment of vulvovaginal candidiasis. The diagnosis should be confirmed by the KOH smears and/or cultures. Gynazole-1(R) is safe and effective in non-pregnant women; however, the safety and effectiveness in pregnant women has not been established.

Gynazole-1(R) is contraindicated in patients with a history of hypersensitivity to any of the components in the product.

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Gynazole-1(R) contains mineral oil, which may weaken latex or rubber products such as condoms or vaginal contraceptive diaphragms; therefore, use of such products within 72 hours following treatment with Gynazole-1(R) is not recommended. Recurrent vaginal yeast infections, especially those that are difficult to eradicate, can be an early sign of infection with the human immunodeficiency virus (HIV) in women who are considered at risk for HIV infection. If clinical symptoms persist, tests should be repeated to rule out other pathogens, to confirm original diagnosis, and to rule out other conditions that may predispose a patient to recurrent vaginal fungal infections.

CLINDESSE(TM) (CLINDAMYCIN PHOSPHATE) VAGINAL CREAM, 2%

Clindesse(TM) is contraindicated in individuals with a history of hypersensitivity to clindamycin, lincomycin, or any of the components of this vaginal cream, and in individuals with a history of regional enteritis, ulcerative colitis, or a history of "antibioitic-associated" colitis. There are no adequate and well controlled studies of Clindesse(TM) in pregnant women.

Clindesse(TM) contains mineral oil that may weaken latex or rubber products such as condoms or vaginal contraceptive diaphragms. Therefore, the use of such barrier contraceptives is not recommended concurrently or for 5 days following treatment with Clindesse(TM). During this time period, condoms may not be reliable for preventing pregnancy or for protecting against transmission of HIV or other sexually transmitted diseases.

Pseudo membranous colitis has been reported with nearly all antibacterial agents, including clindamycin. Orally and parenterally administered clindamycin has been associated with severe colitis. Therefore, it is important to consider this diagnosis in patients who present with diarrhea subsequent to the administration of clindamycin, even though there is minimal systemic absorption of clindamycin from the vagina with administration of Clindesse(TM) cream.

In clinical trials totaling 368 women associated with a single dose of Clindesse(TM), 1.6% of the patients discontinued therapy due to adverse events. The most frequently reported adverse events were vaginosis fungal (14.1%), vulvovaginal pruritus (3.3%), and headache (2.7%).

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its


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emerging branded drug subsidiary. KV has consistently ranked as one of
America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

ABOUT GEDEON RICHTER LIMITED

Gedeon Richter Ltd., (www.richter.hu) headquartered in Budapest/Hungary, is the leading pharmaceutical company in Hungary and one of the largest in Central Eastern Europe, with more than 3 billion US$ market capitalization. The company was founded in 1901. Gedeon Richter Ltd. plays the role of a regional multinational company in Central Eastern Europe and in the CIS, and has a growing presence through its commercial subsidiaries in key EU countries, and the USA. Two thirds of its annual sales of more than 599 million USD in 2004 are exported to 80 countries (EU, USA, Japan, Russia etc.) The company has a worldwide presence through its representative offices, subsidiaries in 30 countries. It has production facilities in Russia and Romania and Poland and there is one under construction in India. The product portfolio of the company includes more than 100 products and covers almost all important therapeutic areas. Based on its traditional skills in steroid chemistry, the company is a significant player in the gynaecological field worldwide. A significant part of the company's turnover results from original drug research and development activity.

SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

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Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approvals, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.


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